EXHIBIT 10.1

GOODYEAR SUPPLEMENTARY PENSION PLAN

January 1, 1995 Restatement

I.        ELIGIBLE EMPLOYEES

Each employee of The Goodyear Tire & Rubber Company and its subsidiary and affiliated companies (collectively hereinafter sometimes called “Goodyear Companies”) who is a participant in the Retirement Plan for Salaried Employees, or a comparable Goodyear plan for salaried employees (herein collectively referred to as “RPSE”), and has been selected from time to time by the Compensation Committee of the Board of Directors as a participant in this Supplementary Pension Plan, shall be eligible to participate either as a participant for Group I or Group II benefits as determined by the Compensation Committee and shall participate in this Plan to the extent of the benefits provided herein (hereinafter referred to as “participant”).

II.      DEFINITIONS

(a)	All terms used in this Plan which are defined in the RPSE shall have the same meanings herein as therein, unless otherwise expressly provided in this Plan.

(b)	For establishing Group I Benefits under this Plan, Monthly Retirement Income shall mean the sum of an employee’s Non-Contributory Pension calculated in the manner provided in the RPSE and his Contributory Pension calculated in the manner provided under Section III of this Plan (without regard to Section 415 of the Code) except that for such purpose Adjusted Earnings shall consist of an amount equal to his highest average monthly earnings for any period of 60 consecutive months within the 120 months immediately preceding the participant’s retirement or death, whichever shall first occur.

(c)	For an employee entitled to Group I Benefits under this Plan who retirees or dies before retirement or other termination of employment, the “Monthly Base Amount” shall mean 1/12 of Covered Compensation in the year of retirement.

(d)	For establishing Group II Benefits under this Plan, an employee’s Monthly Retirement Income shall mean the sum of his Non-Contributory Pension calculated in the manner provided in the RPSE as amended May 1, 1985, and his Contributory Pension calculated in the manner provided under Section IV of this Plan (without regard to Section 415 of the Code) except that for such purpose Adjusted Earnings shall consist of an amount equal to his highest average monthly Earnings for any period of 60 consecutive months within the 120 months immediately preceding his retirement or death, whichever is earlier. “Monthly Base Amount” shall be 90 percent of 1/12th of the average of the Federal Social Security taxable wage base as in effect during said 60 consecutive month period.

III.      GROUP I BENEFITS

(a)	Amount of Contributory Pension. Contributory Pension shall be an amount equal to the product of:

(i) Employee Adjusted Earnings in excess of Monthly Base Amount.

multiplied by

(ii) 2.2 percent for each of employee’s first 10 years of Continuous Service, plus

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1.6 percent for each of employee’s next 10 years of Continuous Service, plus

1.0 percent for each of employee’s next 10 years of Continuous Service, plus

0.6 percent for each year of Continuous Service in excess of 30.

(b)	Amount of Supplementary Pension at Normal Retirement. The monthly Supplementary Pension payable to an eligible employee for Group I benefits who retires on his normal retirement date under the RPSE shall be determined as the excess, if any, of (i) over (ii) where:

(i) is the employee’s total Monthly Retirement Income, and

(ii) is the employee’s retirement benefit actually determined under the sum of Non-Contributory and Contributory Pensions calculated in the manner provided in the RPSE.

IV.    GROUP II BENEFITS

(a)	Amount of Contributory Pension. Contributory Pension shall be equal to the greater of:

(i) 1/12th of an amount equal to 60 percent of the aggregate contributions made by him under the Plan; or

(ii) an amount equal to the product of

(A) his Adjusted Earnings in excess of his Monthly Base Amount, multiplied by

(B) 2.4 percent for each of his first 10 years of Continuous Service, plus

1.2 percent for each of his next 10 years of Continuous Service, plus

0.6 percent for each year of Continuous Service in excess of 30;

subject, however, to a maximum of 2.2 percent for each year of Continuous Service if he has less than 15 years of Continuous Service.

(b)	Amount of Supplementary Pension at Normal Retirement. The monthly Supplementary Pension payable to an eligible employee for Group II benefits who retires on his normal retirement date under the RPSE shall be determined as the excess, if any, of (i) over (ii) where:

(i) is the employee’s total Monthly Retirement Income, and

(ii) is the employee’s retirement benefit actually determined under the sum of Non-Contributory and Contributory Pensions calculated in the manner provided in the RPSE.

V.      AMOUNT OF SUPPLEMENTARY PENSION AT EARLY RETIREMENT

The monthly Supplementary Pension payable to a participant who retires before attaining normal retirement age under the RPSE shall first be computed in the manner provided by Section III or IV depending upon the participant’s Group, taking into account only Continuous Service and Adjusted Earnings to the actual date of early retirement. Such Supplementary Pension shall then be reduced by 4/10 percent for each entire calendar month by which the date of retirement precedes the first day of the month next following the month in which the day preceding the participant’s 62nd birthday occurs.

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VI.     AMOUNT OF SUPPLEMENTARY PENSION AT DISABILITY RETIREMENT

The monthly Supplementary Pension payable to a participant who retires on a deferred disability pension under the RPSE shall be computed in the manner provided by Section III or IV depending upon the participant’s Group, taking into account only Continuous Service and Adjusted Earnings to the actual date of disability retirement.

VII.   CALCULATION OF BENEFITS

Participants in this Plan designated as Group I participants who were also participants in this Plan as of June 1, 1988, shall have their benefits calculated under the Group II benefit program as well as under the Group I benefit program and shall be entitled to receive the higher benefit.

VIII.  CHANGE IN SUPPLEMENTARY BENEFIT

The retirement benefit provided under this Plan is subject to reduction after a participant’s retirement based on increases in his benefits under the RPSE due to Section 415 limit changes. Even though a change in the supplementary benefit may occur as provided in this Section, no change will occur to the participant’s aggregate benefit under this Plan and the RPSE. The Compensation Committee of the Board of Director. may, in its discretion, add years to a participant’s years of service for purposes of calculating the participant’s Supplementary Pension.

IX.    OPTIONAL METHODS OF PAYMENT

If an optional method of payment applies with respect to an employee’s pension under the R.PSE, such optional method of payment shall automatically apply to any Supplementary Pension for which he may be eligible under this Plan. His Supplementary Pension shall be adjusted and paid in the same manner as his pension payable under the RPSE is adjusted and paid on account of such option.

X.      SURVIVOR BENEFIT

If an eligible employee dies before retirement or other termination of employment and a regular survivor benefit is payable to his surviving spouse under the RPSE, a regular survivor benefit shall also be payable to such surviving spouse under this Supplementary Pension Plan. Any such regular survivor benefit payable under this Plan shall be computed in the same manner as the regular survivor benefit under the RPSE but shall be based on the Supplementary Pension payable under this Plan.

XI.    PAYMENT OF BENEFITS

(a)	All payments shall be made by the Trustee under the Trust Agreement for Goodyear Supplementary Pension Plan to the extent the assets held by such Trustee are sufficient to pay Supplementary Pension Benefits hereunder and, to the extent such assets are not sufficient or in the event the Trustee is precluded from making payments due to the insolvency of The Goodyear Tire & Rubber Company or an employer, such payments shall be made by The Goodyear Tire & Rubber Company from its general assets or by the employer from its general assets.

(b)	All Supplementary Pension Benefits provided for hereunder shall normally be payable in monthly installments. The provision of the RPSE regarding the dates of first and last payments of any pension or other amounts payable in installments shall be applicable to amounts payable under this Plan.

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(c)	During the period beginning 120 days prior to a participant’s retirement and ending 30 days prior to a participant’s retirement, the participant may elect to receive a lump sum settlement of the Supplementary Pension Benefits payable under this Plan, subject to the following:

(i) The election to receive a lump sum settlement must meet the requirements of Article IX of this Plan.

The election to receive a lump sum settlement must be approved and accepted by the Compensation Committee of the Board of Directors, which shall approve such election only if it determines, in its sole discretion, that a lump sum settlement is in the best interests of the participant and his spouse.

(iii) The election to receive a lump sum settlement, once approved, shall be irrevocable.

(iv) The amount of the lump sum settlement shall be computed by applying the rate in effect under the RPSE at the time the lump sum settlement is to be made and the other actuarial assumptions contained in the RPSE in effect at that time.

(d)	An employee’s beneficiary for the purpose of this Plan shall be the beneficiary designated by him under the RPSE. The provisions of the R.PSE with respect to amounts payable to a surviving spouse or beneficiary and selection of a beneficiary shall apply to amounts payable under this Supplementary Pension Plan and the selection of a beneficiary under this Plan.

XII.   ADMINISTRATION OF HOSPITAL INSURANCE TAXES

Due to the enactment of the Omnibus Budget Reconciliation Act of 1993, effective January 1, 1994, the benefits payable under this Plan became subject to Hospital Insurance taxes. The Company reserves the right to administer those taxes pursuant to its good faith interpretation of the applicable laws and its business judgment. Those taxes may be withheld from monthly benefits payable hereunder or may be deducted from lump-sum payments due hereunder. It may be necessary in administering such taxes to calculate the lump-sum present value of the benefit and pay taxes on such value, regardless of method of payment, in which event the Participant may be required to pay the applicable taxes at the time they are deemed to be due, prior to the time full payment of the benefits hereunder is received. The Company reserves the right to deduct taxes paid by it on the lump-sum present value of the benefit from monthly benefit payments until recouped if other arrangements are not made for payment of taxes by the Participant.

XIII.  FORFEITURE OF BENEFITS

The right of any participant to a benefit under this Plan will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event such participant (i) at any time subsequent to the effective date wrongfully discloses any secret process or trade secret of the Goodyear Companies, or (ii) engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that, within the ten-year period following his retirement, sells products in competition with products manufactured or sold by the Goodyear Companies. A participant who applies for a lump sum benefit as provided under Article XI of the Plan shall be required at the time of such application to warrant that such participant will not commit any conduct which would cause a forfeiture of his benefits and also agree to refund to The

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Goodyear Tire & Rubber Company his lump sum benefit in the event his conduct constitutes a forfeiture of benefits as provided in this Article of the Plan.

XIV.    ADMINISTRATION

(a)	The Goodyear Tire & Rubber Company shall be the general administrator of this Plan. The routine administration of the Plan, except as otherwise provided in Section XVI, shall be by the Pension Board which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with this Plan.

(b)	In the administration of this Plan, the Pension Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Company.

(c)	The decision or action of the Pension Board in respect of any. question arising Out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

XV.   TERMINATION, SUSPENSION OR AMENDMENT

The Board of Directors may, in its sole discretion, terminate, suspend or amend this plan at any time or from time to time, in whole or in part. However, no such termination, suspension or amendment shall adversely affect (1) the benefits of any employee who has theretofore retired or (2) the right of any then current employee to receive upon retirement, or of his surviving spouse or beneficiary to receive upon his death, the amount as a Supplementary Pension or survivor benefit, as the case may be, to which such person would have been entitled under this Plan prior to its termination, suspension or amendment taking into account the employee’s Continuous Service and Adjusted Earnings calculated as of the date of such termination, suspension or amendment; provided, however, that this sentence shall not apply to any such termination, suspension or amendment certified by the Board of Directors as having been authorized by them by reason of a finding by said Board that a change has occurred in the laws (or the interpretation of such laws) applicable to the Company, this Plan or the eligible employees.

XVI.  ADJUSTMENTS IN SUPPLEMENTARY PENSION FOLLOWING RETIREMENT

If the Pension payable under the RPSE to any employee is increased following his retirement as a result of a general increase in the pension payable to retired employees under these Plan, which becomes effective after January 1, 1978, the amount of the Supplementary Pension thereafter payable to such employee under this Supplementary Pension Plan shall be determined by the Board of Directors. In no event shall the amount equal to the sum of the employee’s retirement benefits the employee receives at retirement under the RPSE and under this Supplementary Pension Plan be reduced by any adjustments in the Supplementary Pension following retirement.

XVII.  GENERAL CONDITIONS

(a)	No pension or other benefit provided under the Plan may be alienated, sold, transferred, assigned, pledged or encumbered, in whole or in part; nor shall any such pension or other benefit be subject to any claim of any creditor or to garnishment, attachment or other legal process; and any attempt to accomplish the same shall be void. All pensions and other benefits shall be payable in United States dollars.

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(b)	The adoption and maintenance of the Plan shall not be deemed to constitute a contract with any employee or to be consideration for, an inducement to, or a condition of, the employment of any employee. None of the Goodyear Companies shall have any liability to provide pensions or other benefits under the Plan except as expressly provided herein, and no employee, unless and until his retirement or other termination of employment occurs while the Plan is in full force and effect and under conditions or eligibility for pension or other benefit, shall have any right to a pension or other benefit under the Plan. Employment rights shall not be enlarged or affected by reason of any provision of the Plan.

(c)	The obligation of the Goodyear Companies under the Plan to provide an employee or his beneficiary with a Supplementary Pension merely constitutes the unsecured promise of the Goodyear Companies to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Goodyear Companies or the Trustee under the Trust Agreement for Goodyear Supplementary Pension Plan.

(d)	Notwithstanding anything to the contrary contained in the Plan, (i) an employee’s right to a normal retirement pension under the Plan shall be nonforfeitable (except as provided in Section XIII) upon and after the date he attains his normal retirement age, and (ii) in the event of the termination or a partial termination of the Plan, the rights of all employees who are affected by such termination to benefits accrued to the date of such termination, shall be nonforfeitable.

     EXECUTED at Akron, Ohio, this 8th day of April, 1997.

THE GOODYEAR TIRE & RUBBER COMPANY

By: /s/ Samir G. Gibara

Chairman of the Board, Chief Executive Officer and President

Attest: /s/ James Boyazis

Secretary

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First Amendment
to
The Goodyear Supplementary Pension Plan
January 1, 1995 Restatement

The Goodyear Supplementary Pension Plan amended and restated as of January 1, 1995 is hereby further amended effective January 1, 2001 as follows:

1.	That every instance of the term “Adjusted Earnings” be changed to “Average Earnings” which is to have the same definition as it has in The Goodyear Tire & Rubber Company Salaried Pension Plan (“Salaried Pension Plan”).

2.	That every instance of the term “Monthly Base Amount” is changed to “Break Point” which is to have the same definition as it has in the Salaried Pension Plan.

3.	That the Chief Executive Officer is given authority with respect to any participant other than himself and the Compensation Committee is given authority with respect to the Chief Executive Officer as a participant to designate for any given year that the earnings of such participant will be calculated by substituting the participant’s target bonus amount in place of the actual Performance Recognition Plan bonus paid.

4.	That participants be allowed to elect to have their benefit paid either as a lump sum, an annuity or as a combination of a lump sum and an annuity independent of the form of payment that their benefit in the Salaried Pension Plan is paid.

      Executed at Akron, Ohio, this 20th day of December, 2001.

The Goodyear Tire & Rubber Company

By: /s/ Samir G. Gibara

Chairman of the Board and Chief Executive Officer

ATTEST:

/s/ Bertram Bell

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